Exhibit 4.3

Amendment No. 1. to
Stockholder Rights Agreement
This Amendment No. 1 to Stockholder Rights Agreement (the “Amendment”), is made as of November 6, 2019 by and between GrafTech International Ltd., a Delaware corporation (the “Company”), and BCP IV GrafTech Holdings LP, a limited partnership formed under the laws of Delaware (the “Initial Stockholder”), and amends that certain Stockholder Rights Agreement dated April 23, 2018 by and between the Company and the Initial Stockholder (the “Stockholder Rights Agreement”). Capitalized terms used but not defined herein have the meaning ascribed in the Stockholder Rights Agreement.
1. Section 1.1(f)(iv) of the Stockholder Rights Agreement is amended and restated in its entirety to read as follows:
(iv)     the Company shall reimburse (a) the Majority Approved Holders for (x) the value of the services of each Designated Director in an amount consistent with the compensation received by other members of the Board for services as such, and (y) to the extent a Designated Director serves as Chairman of the Board, the value of the service of such Designated Director in an amount consistent with any additional compensation as may be approved by the Unaffiliated Independent Directors of the Board for service as Chairman of the Board, and (b) reasonable, out-of-pocket and documented expenses incurred with respect to the attendance by the Designated Directors at meetings of the Board and its committees;
2. Except as expressly provided for in this Amendment, no other term or provision of the Stockholder Rights Agreement is amended or modified in any respect.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment by their authorized representatives as of the date first above written.

GRAFTECH INTERNATIONAL LTD.

By: /s/ Quinn J. Coburn
Name: Quinn J. Coburn

Title:	Chief Financial Officer, Vice President Finance and Treasurer

BCP IV GRAFTECH HOLDINGS LP
By its general partner, BPE IV (Non-Cdn) GP LP,
By its general partner, Brookfield Capital Partners Ltd.,

/s/ Jaspreet Dehl
Name: Jaspreet Dehl
Title: Managing Partner & Secretary

/s/ Arin Jonathan Silber
Name: Arin Jonathan Silber
Title: Chairman of the Board